SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE CHEESECAKE FACTORY INCORPORATED
(Exact name of Registrant as specified in its charter)

Delaware	51-0340466
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

26950 Agoura Road, Calabasas Hills, CA 91301
(818) 871-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

THE CHEESECAKE FACTORY INCORPORATED
2001 Stock Option Plan
(Full title of the plan)

GERALD W. DEITCHLE
Executive Vice President and Chief Financial Officer
26950 Agoura Road
Calabasas Hills, CA 91301
(818) 871-3000
(Name, address and telephone number of agent for service)

Copy to:
MARK A. BONENFANT, ESQ.
Buchalter, Nemer, Fields & Younger
a professional corporation
601 South Figueroa Street, Suite 2400
Los Angeles, California 90017-5704
(213) 891-0700

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock,
$.01 par value	1,492,873 shares	$26.95	$40,232,928	$10,059.00

(1)	Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(c) and is calculated based on the closing price of the Company’s Common Stock on the NASDAQ Stock Market on June 28, 2001.

PART II

EXPLANATORY NOTE

     This Registration Statement relates to The Cheesecake Factory Incorporated 2001 Stock Option Plan (the “Plan”) which (a) provides for 1,350,000 shares (reflecting a 3 for 2 stock split on June 18, 2001) available for issuance upon the exercise of stock options under the Plan, (b) provides that all nonqualified stock options granted under the Plan must be issued with an exercise price equal to the fair market value of the underlying shares on the date of grant, (c) provides that, in the event the optionee is a 10% shareholder, the exercise price of incentive stock options shall be at least 110% of the fair market value on the pricing date, and (d) limits the number of options that may be granted to an individual in any one fiscal year to 300,000 options. The Compensation Committee of the Company’s Board of Directors does not intend to grant any new stock options under the 1992 Employee Performance Stock Option Plan, therefore, the number of shares available for issuance upon the exercise of stock options under the 2001 Stock Option Plan is increased by 142,873 shares (reflecting a 3 for 2 stock split on June 18, 2001) which remain available for grant under the 1992 Plan.

Item 1. Incorporation of Documents by Reference.

     The following documents heretofore filed or to be filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a) The Company’s Annual Report on Form 10-K as filed with the Commission for the fiscal year ended January 2, 2001;

(b) The Company’s Quarterly Report on Form 10-Q as filed with the Commission for the quarter ended April 3, 2001;

(c) The Company’s Registration Statement on Form 8-A, declared effective by the Commission on September 17, 1992.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 2. Interests of Named Experts and Counsel.

     Not Applicable

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Item 3.  Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of Delaware provides, in summary, that the directors and officers of the Company may, under certain circumstances, be indemnified by the Company against all expenses incurred by or imposed upon them as a result of actions, suits or proceedings brought against them as such directors and officers, or as directors or officers of any other organization at the request of the Company, if they act in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, have no reasonable cause to believe their conduct was unlawful, except that no indemnification shall be made against expenses in respect to any claim, issue or matter as to which they shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. Section 145 of the Delaware General Corporation Law also provides that directors and officers of the Company are entitled to such indemnification by the Company to the extent that such persons are successful on the merits or otherwise in defending any such action, suit or proceeding. The Company’s Bylaws provide for the indemnification by the Company of officers and directors to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

     Section 102 of the Delaware General Corporation Law provides that a corporation, in its Certificate of Incorporation, may eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, other than liability for (1) any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) any transaction from which the director derived an improper personal benefit and (4) unlawful payment of dividends or unlawful stock purchases or redemptions. The Company’s Certificate of Incorporation provides for the elimination of personal liability of its directors as permitted by Section 102 of the Delaware General Corporation Law.

     The Company maintains a directors and officer’s insurance policy for the benefit of its directors and officers.

Item 4.  Exhibits.

     The Exhibits filed herewith are listed on the Exhibit Index.

Item 5.  Undertakings.

     1.   The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

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(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2.   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3.   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas Hills, State of California, on July 3, 2001.

THE CHEESECAKE FACTORY INCORPORATED, a Delaware Corporation By: /s/ David Overton —————————————— David Overton Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name		Title	Date
/s/	David Overton —————————— David Overton	Chairman of the Board, President and Chief Executive Officer	July 3, 2001
/s/	Gerald W. Deitchle —————————— Gerald W. Deitchle	Executive Vice President, and Chief Financial Officer	July 3, 2001

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/s/	Thomas L. Gregory —————————— Thomas L. Gregory	Director	July 3, 2001

/s/	Jerome I. Kransdorf —————————— Jerome I. Kransdorf	Director	July 3, 2001

/s/	Wayne H. White —————————— Wayne H. White	Director	July 3, 2001

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EXHIBIT INDEX

Exhibit Number	Exhibit
4	The Cheesecake Factory Incorporated 2001 Stock Option Plan

5	Opinion of Buchalter, Nemer, Fields & Younger, a Professional Corporation

23.1	Auditor’s Consent of Independent Accountant

23.2	Legal Counsel Consent is contained in Exhibit 5